Exhibit 99.1

Desirée Rogers Resigns from Equity Residential’s Board of Trustees

Joins Obama Administration

Chicago, IL – January 20, 2009 – Equity Residential (NYSE: EQR) today announced that Desirée G. Rogers has resigned from the company’s Board of Trustees effective January 19, 2009. Ms. Rogers, who served as an Equity Residential Trustee since October 2003, has been appointed Special Assistant to the President and White House Social Secretary by President Obama.

“Desirée has been a highly valued board member and we thank her for her many contributions to Equity Residential,” said David J. Neithercut, Equity Residential’s President and CEO. “We wish her the very best in her new role in public service.”

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 552 properties totaling 148,115 units in 23 states and the District of Columbia. For more information on Equity Residential, please visit our website at www.equityresidential.com.